EXHIBIT 10.21

AMENDMENT NUMBER 4

TO

2000 CITY NATIONAL BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

(As In Effect Immediately Prior to January 1, 2009)

WHEREAS, City National Bank (“Bank”) maintains the 2000 City National Bank Executive Deferred Compensation Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and/or commissions and bonuses;

WHEREAS, amounts deferred and vested under the Plan on December 31, 2004, together with earnings on such amounts (collectively “Grandfathered Amounts”) are intended to be grandfathered under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and remain subject to the terms of the Plan as in effect immediately prior to January 1, 2009;

WHEREAS, pursuant to Section 8.4 of the Plan, the Bank has the right to amend the Plan;

WHEREAS, it is desirable to amend the Plan with respect to the Grandfathered Amounts in order to avoid a violation of Section 409A; and

WHEREAS, this amendment is intended not to constitute a material modification, in accordance with Section 1.409A-6(a)(4)(i)(B) of the Treasury Regulations;

NOW, THEREFORE, the Plan is hereby amended, effective as of January 1, 2009, with approval by the Compensation, Nominating and Governance Committee of the Board of Directors of City National Corporation, as follows:

1.             The definition of “Beneficiary” in Section 1.2 of the Plan is amended to read as follows:

““Beneficiary” or “Beneficiaries” shall mean the person or persons last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder (other than those benefits set forth in Section 6.5) in the event of the Participant’s death.  No beneficiary designation shall become effective until it is filed with the Committee.  If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Beneficiary or Beneficiaries shall be, in order of priority: (a) the Participant’s surviving spouse, (b) if the Participant is not survived by a spouse, the revocable living trust established by the Participant during his or her lifetime, (c) the Participant’s children, per stirpes; or (d) the Participant’s estate.  The filing of a new beneficiary designation will cancel all beneficiary designations previously filed.  Any finalized divorce of a Participant subsequent to the date of filing of a beneficiary designation shall revoke such designation unless the previous spouse was not designated as the Beneficiary.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.”

2.             The second sentence of Section 3.2(b) of the Plan is amended to read as follows:

“A Participant may change the designation made under this Section 3.2 with respect to any or all of his or her Plan Year Subaccounts by filing an election, on a form provided and in a manner specified by the Committee.”

3.             The fourth sentence of Section 6.2 of the Plan is amended to read as follows:

“Upon the payment of such withdrawal, (a) the Participant shall be ineligible to participate in the Plan (including, for the avoidance of doubt, under the terms of the Plan as amended for Plan Years 2004/05 and later) during the two Plan Years immediately following the Plan Year in which the withdrawal occurs, and (b) any deferral elections made by the Participant for such Plan Years shall terminate.”

4.             Except as provided herein, the terms of the Plan remain in full force and effect with respect to Grandfathered Amounts.

IN WITNESS WHEREOF, the Bank has caused its duly authorized officer to execute this Amendment on this     th day of December, 2008.

CITY NATIONAL BANK

By:

Patti Fischer

Its:	Senior Vice President

Human Resources